Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Portage Biotech Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value per share, reserved for issuance under the Portage Biotech Inc. Amended and Restated 2021 Equity Incentive Plan (Stock Option Awards)	Other	1,963,420	(2)	$10.53	(5)	$20,674,812.60	(5)	0.0001476	$3,051.60

Equity	Ordinary Shares, no par value per share, reserved for issuance under the Portage Biotech Inc. Amended and Restated 2021 Equity Incentive Plan (Restricted Stock Units)	Other	378,740	(3)	$1.43	(6)	$541,598.20	(6)	0.0001476	$79.94

Equity	Ordinary Shares, no par value per share, issuable under the Portage Biotech Inc. Amended and Restated 2021 Equity Incentive Plan	Other	538,832	(4)	$1.43	(6)	$770,529.76	(6)	0.0001476	$113.73

Total Offering Amounts							$21,986,940.56			$3,245.27
Total Fee Offsets										—
Net Fee Due										$3,245.27

(1)	In accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents ordinary shares, no par value per share (“Ordinary Shares”), of Portage Biotech Inc. (the “Registrant”) reserved for issuance pursuant to stock option awards (“Options”) outstanding under the Registrant’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) as of the date of this registration statement, and which amount may again become available for grant and issuance under the 2021 Plan in the event the outstanding Options expire or are forfeited in accordance with their terms prior to being exercised.

(3)	Represents Ordinary Shares of the Registrant reserved for issuance pursuant to restricted stock units (“RSUs”) outstanding under the 2021 Plan as of the date of this registration statement, which amount may again become available for grant and issuance under the 2021 Plan in the event the outstanding RSUs are forfeited in accordance with their terms prior to vesting.

(4)	Represents Ordinary Shares of the Registrant available for future issuance under the 2021 Plan other than those set forth in footnotes (3) and (4) above.

(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee based on the weighted-average exercise price for outstanding Options granted under the 2021 Plan as of the date of this registration statement.

(6)	Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices for a share of the Registrant’s Ordinary Shares as reported on the Nasdaq Global Market on November 27, 2023, a date within five business days of the filing of this registration statement.